Exhibit B

CERTIFICATE OF THE SECRETARY OF

MORGAN STANLEY DIRECT LENDING FUND

THE UNDERSIGNED, Joanne Cosiol, the duly appointed Secretary of Morgan Stanley Direct Lending Fund (the “Company”), a non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), does hereby certify that:

1. This certificate is being delivered to the Securities and Exchange Commission (the “SEC”) in connection with the filing of the Company’s fidelity bond (the “Bond”) pursuant to Rule 17g-1 under the 1940 Act, and the SEC is entitled to rely on this certificate for purposes of the filing.

2. The undersigned is the duly elected, qualified and acting Secretary of the Company, and has custody of the corporate records of the Company and is a proper officer to make this certification.

3. Attached hereto as Annex A is a copy of the resolutions approved by the Board of Directors of the Company, including a majority of the directors of the Company who are not “interested persons” of the Company, as such term is defined in the 1940 Act, approving the amount, type, form and coverage of the Bond.

4. Premiums have been paid for the period October 25, 2023 to October 25, 2024.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed this 18th day of October, 2023.

By:	/s/ Joanne Cosiol
Name:	Joanne Cosiol
Title:	Secretary

Annex A

RESOLVED, that, having considered all factors deemed relevant by the Board of Directors (the “Board”) of Morgan Stanley Direct Lending Fund (the “Company”), including, but not limited to: (i) the expected aggregate value of the securities and funds of the Company to which officers or employees may have access (either directly or through authority to draw upon such funds or to direct generally the disposition of such securities); (ii) the type and terms of the arrangements made for the custody of such securities and funds; (iii) the nature of securities and other investments to be held by the Company; (iv) the accounting procedures and controls of the Company; (v) the nature and method of conducting the operations of the Company and (vi) the requirements of Section 17(g) of the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 17g-1 thereunder, the Board, including a majority of the directors of the Company who are not “interested persons” of the Company, as such term is defined in the 1940 Act, hereby determines that the amount, type, form, portion of the premium to be paid by the Company and coverage of the fidelity bond, in substantially the form discussed at the meeting, covering, among others, the officers and employees of the Company and insuring the Company against loss from fraudulent or dishonest acts, including larceny and embezzlement, is fair and reasonable, and the fidelity bond, in substantially the form discussed at the meeting, be, and it hereby is, approved; and it is further

RESOLVED, that the officers of the Company be, and each hereby is, authorized and empowered to negotiate and enter into such fidelity bond or bonds in at least the amount of coverage discussed at the meeting, that name the Company as an insured under such bond in substantially the form discussed at the meeting with such modifications as the officer executing such bond, with the advice of counsel, deems necessary or advisable, or as may be required to conform with the requirements of applicable law, including the 1940 Act, such determination to be conclusively evidenced by the execution and delivery thereof; and it is further

RESOLVED, that the Chief Operating Officer of the Company be, and hereby is, designated as the party responsible for making the necessary filings and giving the notices with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act.